Exhibit 99.2

This information includes, among other things, a brief history of the Debtors, a description of the Debtors' prepetition businesses, a description of the Debtors' prepetition assets and liabilities, a summary of the Debtors' Chapter 11 Cases, a summary of the distributions to be made under the Plan, and an explanation of the Plan mechanics.

B.   Representations

          This Disclosure Statement is intended for the sole use of Creditors and other parties in interest, and for the sole purpose of assisting those parties in making an informed decision about the Plan. Each Creditor is urged to review the Plan in full prior to voting on the Plan to ensure a complete understanding of the Plan and this Disclosure Statement.

          No representations or other statements concerning the Debtors (particularly as to their future business operations or the value of their assets) are authorized by the Debtors other than those expressly set forth in this Disclosure Statement. Creditors should not rely upon any representations or inducements made to secure acceptance of the Plan other than those set forth in this Disclosure Statement.

          Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses and properties, and related financial information were prepared by the Debtors, from information furnished by the Debtors, or from publicly available information.

          As explained in a November 8, 2001 Form 8-K filed by ENE with the SEC, the previously issued financial statements of ENE for the fiscal years ended December 31, 1997 through 2000 and for the first and second quarters of 2001 and the audit reports covering the year-end financial statements for 1997 through 2000 should not be relied upon. In addition, as explained in an April 22, 2002 Form 8-K filed by ENE, the financial statements of ENE for the third quarter of 2001 should not be relied upon.

          This Disclosure Statement has not been approved or disapproved by the SEC; neither has the SEC passed upon the accuracy or adequacy of the statements contained herein.

          This Disclosure Statement contains statements that are forward-looking. Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions, projections, and future events or performance. Among other things, this Disclosure Statement contains forward-looking statements with respect to anticipated future performance of PGE, CrossCountry, and Prisma, as well as anticipated future determination of claims, distributions on claims, and liquidation of the Remaining Assets. These statements, estimates, and projections may or may not prove to be correct. Actual results could differ materially from those reflected in the forward-looking statements contained herein. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Such risks and uncertainties, include, without limitation: risks inherent in the Chapter 11 process, such as the non-confirmation of the Plan, non-occurrence or delayed occurrence of the Effective Date, or delayed distribution or non-distribution of Plan Securities; the uncertain outcomes of ongoing litigation and governmental investigations involving the Operating Entities and the Debtors,


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